For the period ended April 30, 2001
File number 811-7167
Prudential Europe Growth Fund, Inc.



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	An Annual Meeting of Shareholders of Prudential
Europe
Growth Fund, Inc. was held on March 28th, 2001. At this meeting the shareholders of the Fund approved the following resolutions:

1. To approve a new subadvisory agreement between PIFM and
Gartmore Global Partners.
2. To permit PIFM to enter into or make material changes to subadvisory agreements without shareholder approval.
3.  To approve an amendment to the Management
Agreement to permit
PIFM to allocate assets among affiliated and unaffiliated subadvisers.
4. To approve changes to certain of a Fund s fundamental investment restrictions or policies, relating to the following:
(a) fund
diversification (b) issuing senior securities, borrowing money or pledging assets (c) buying and selling real estate
(d) buying and
selling commodities and commodity contracts (e) fund concentration
(f) making loans (g) other investment restrictions relating to investing for control, investing in securities of other investment companies.

The voting was as follows:

						Votes For
	Votes Against

(1)						7,201,612
	197,400
(2)						5,221,464
	493,754
(3)						7,026,401
	353,890
(4)	a.					5,466,290
	278,766
	b.					5,332,072
	395,399
	c.					5,404,938
	334,861
	d.					5,321,085
	414,183
	e.					5,438,109
	267,715
f.					5,330,245
	395,355
g.					5,381,408
	320,360



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